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                                                                EXHIBIT NO. 3(a)
                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                           PINNACLE DATA SYSTEMS, INC.


         FIRST: The name of the Corporation is "Pinnacle Data Systems, Inc."

         SECOND: The place in the State of Ohio where the principal office of the Corporation is to be located is the City of Columbus, Franklin County.

         THIRD: The purpose or purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be formed under Section Section to 1701.98, inclusive, of the Ohio Revised Code and any amendments heretofore or hereafter made thereto.

         FOURTH: The maximum number of shares which the Corporation is authorized to have outstanding is Five Million (5,000,000), all of which shall be common shares without par value.

         Upon the effectiveness of these Amended and Restated Articles of Incorporation, each of the 400 currently outstanding common shares, $1.00 par value, of the Corporation shall be automatically converted into 1,750 common shares, without par value, of the Corporation, and the stated capital of the common shares outstanding immediately after such conversion shall be equal to the stated capital of the common shares outstanding immediately prior to such conversion.

         FIFTH: To the extent permitted by law, the Corporation may purchase or otherwise acquire shares of any class issued by it at such times, for such consideration, and upon such terms and conditions as its board of directors may determine.

         SIXTH: A director or officer of the Corporation shall not be disqualified by his or her office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent, or otherwise. No transaction or contract or act of the Corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any firm of which any director of officer is a shareholder, director, or trustee, or any trust of which any director or officer is a trustee or beneficiary, is in any way interested in such transaction or contract or act. No director or officer shall be accountable or responsible to the Corporation for or in respect to any transaction or contract or act of the Corporation or for any gains or profits directly or indirectly realized by him or her by reason of the fact that he or she or any firm of which he or she is a member or any corporation of which he or she is a shareholder, director, or trustee, or any trust of which he or she is a trustee or beneficiary, is interested in such transaction or contract or act; provided the fact that such director or officer or such firm or corporation or such trust is so interested shall have been disclosed or shall have been known to


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the board of directors or such members thereof as shall be present at any meeting of the board of directors at which action upon such contract or transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract or transaction or act, and may vote thereat to authorize, ratify, or approve any such contract or transaction or act, and any officer of the Corporation may take any action within the scope of his or her authority respecting such contract or transaction or act with like force and effect as if he or she or any firm of which he or she is a member, or any corporation of which he or she is a shareholder, director, or trustee, or any trust of which he or she is a trustee or beneficiary, were not interested in such contract or transaction or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause, or proceeding, the question of whether a director or officer of the Corporation has acted in good faith is material, then notwithstanding any statute or rule of law or of equity to the contrary (if any there be), his or her good faith shall be presumed, in the absence of proof to the contrary by clear and convincing evidence.

         SEVENTH: No holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to subscribe for or to purchase securities convertible into or exchangeable for shares of the Corporation, or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase if any, for such considerations and upon such terms and conditions as its board of directors from time to time may determine.

         EIGHTH: No amendment to these Articles of Incorporation or the Code of Regulations of the Corporation shall amend, alter, change or repeal the application of ss.1701.831, Ohio Revised Code, or any other similar or like control share acquisition statute now or hereafter in effect in the State of Ohio unless approved by the affirmative vote of holders of shares entitling them to exercise at least two-thirds of the voting power of the Corporation on such proposal; provided, however, that such two-thirds voting requirement shall not be applicable if the Corporation's Board of Directors shall have approved such amendment by a resolution adopted by at least two-thirds of the members of the Board of Directors, in which case such amendment may be approved by the affirmative vote of holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal.

         NINTH: No holder of shares of the Corporation of any class shall have the right to cumulate his voting power in the election of directors of the Corporation and the right to cumulative voting described in ss.1701.55, Ohio Revised Code, is hereby specifically denied to the holders of the shares of any class of the Corporation.

         TENTH: Notwithstanding any provision of the Ohio Revised Code ss.ss.1701.01 to 1701.98, inclusive, now or hereafter in force, requiring for the authorization or taking of any action the vote or consent of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by law or these Articles of Incorporation, may be authorized or taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes of shares thereof.